Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3: Nos. 333-142361 and 333-145885, and Registration Statements on Form S-8: Nos. 333-132551, 333-133481, and 333-146376, of our report dated February 19, 2008, relating to the Statements of Revenues less Direct Operating Expenses of the Appalachian Properties (the “Appalachian Properties”), as defined in the asset purchase agreement dated December 7, 2007, between EOG Resources, Inc. (“EOG”) and EXCO Appalachia, Inc. for each of the years ended December 31, 2007 and 2006, appearing in this Current Report on Form 8-K/A of EXCO Resources, Inc.

DELOITTE & TOUCHE LLP

Houston, Texas

March 26, 2008